NEWS RELEASE
FOR IMMEDIATE RELEASE

PolyOne Announces First Quarter 2009 Results

•	Strong cash flow from operations drives $78 million increase in cash; Liquidity improves $23 million to $189 million
•	Cost reductions partially mitigate earnings impact of significant demand weakness as sales decline 35 percent
•	Management outlines lean six sigma gross margin improvement target of 100 basis points per year for next three to four years

CLEVELAND – May 6, 2009 – PolyOne Corporation (NYSE: POL) today reported 2009 first quarter revenues of $463.4 million, a 35.1 percent decrease compared with revenues of $713.7 million in the first quarter of 2008. The decline in sales was principally due to lower global demand as volume fell 34 percent.

PolyOne reported a net loss of $9.3 million or $0.10 per share in the first quarter of 2009 compared with net income of $6.5 million or $0.07 per diluted share in the first quarter of 2008. Included in the results for the first quarter of 2009 are special items totaling $10.5 million of expense (after-tax) and a tax gain from a favorable settlement of a foreign audit for $10.0 million. In addition, during the fourth quarter of 2008, the Company began recording a tax valuation allowance against U.S. deferred tax assets. The chart below is intended to facilitate a comparison of first quarter 2009 results with the first quarter of 2008, showing the impact of special items and the above-mentioned tax matters ($ in millions, except EPS):

	1Q09	EPS	1Q08	EPS
Net (loss) income	$(9.3)	$(0.10)	$6.5	$0.07

Special items, after-tax	10.5	0.11	1.0	0.01
Tax gain	(10.0)	(0.11)	-	-
Tax valuation allowance	5.4	0.06	0.2	-
	$(3.4)	$(0.04)	$7.7	$0.08

On a comparable basis, before special items and the tax items noted above, PolyOne reported a loss of $0.04 per share in the first quarter of 2009 versus the $0.08 per share of income reported for the first quarter of 2008.

“I am incredibly proud of the way the PolyOne team has focused on reducing working capital, improving cash flow and increasing liquidity during the first quarter,” said Stephen D. Newlin, chairman, president and chief executive officer. “Given the current economic environment, this remains a near-term priority and we believe we can continue to improve upon first quarter results.”

Newlin continued, “The first quarter revenue decline reflects lower demand across all of our businesses versus the prior year, underpinning our single largest concern - the health of the global economy. It is encouraging, however, that customer inventory destocking appears to be decelerating and we further believe that exiting the first quarter we are seeing demand stabilize, albeit at a relatively low level. We do not expect a near-term economic rebound and therefore we will continue to aggressively drive cost reductions through the previously announced restructuring actions, lower discretionary spending and reduced capital expenditures.”

Consolidated gross margins before special items improved from 12.1 percent in 2008 to 15.2 percent in 2009 despite the significant decline in volume and sales which would normally dilute margins. This improvement reflects improved sales mix, restructuring savings, lower raw material costs, and LIFO reserve adjustments.  Commenting on the Company’s expectations for further gross margin improvement, Thomas J. Kedrowski, senior vice president, supply chain and operations, said, “We have selected nearly 70 high-impact projects to be completed this year. For our manufacturing businesses, we expect that on an annualized basis we can improve our gross margins by approximately 100 basis points per year over the next three to four years as a result of driving lean and lean six sigma principles. This is a critical element of our ongoing long-term transformation process but also helps us in the near term to offset continued pressure from demand erosion due to the global recession.”

Special items in the first quarter of 2009 included a pre-tax adjustment of $5.0 million to increase the Company’s preliminary estimate of goodwill impairment recorded during the fourth quarter of 2008. Special items during the first quarter of 2009 also include $10.1 million of pre-tax charges recorded related to the combined restructuring actions announced on January 15, 2009 and announced on July 28, 2008.

Commenting on the Company’s financial condition, Robert M. Patterson, senior vice president and chief financial officer said, “I’m pleased to report that we generated $78 million of free cash flow during the quarter and increased liquidity from year end by $23 million to $189 million as of March 31. Our first quarter cash flow was driven almost entirely by working capital improvement, most notably a reduction of inventory. Our focused efforts in this area continue, and cash and liquidity are even higher at April 30 with $151 million of cash on hand and liquidity of $216 million.”

Patterson further stated, “Based on our current expectations, we have sufficient liquidity and we do not anticipate drawing upon our accounts receivable facility or accessing the capital markets for additional financing at this time.”

First Quarter 2009 Earnings Release and Conference Call
PolyOne will host a conference call at 9 a.m. Eastern on Wednesday, May 6, 2009. The conference dial-in number is 866-543-6403 (domestic) or 617-213-8896 (international), pass code 21872718, conference topic: First Quarter 2009 PolyOne Earnings Conference Call. The replay number is 888-286-8010 (domestic) or 617-801-6888 (international). The pass code for the replay is 85792125. The call will be broadcast live and then be available via replay until May 13, 2009, on the Company's Web site at www.polyone.com/investor.

About PolyOne
PolyOne Corporation, with 2008 revenues of $2.7 billion, is a premier provider of specialized polymer materials, services and solutions. Headquartered outside of Cleveland, Ohio USA, PolyOne has operations around the world. For additional information on PolyOne, visit our Web site at www.polyone.com.

To access PolyOne’s news library online, please visit www.polyone.com/news.

Investor Relations Contact:
Robert M. Patterson
Senior Vice President & Chief Financial Officer
PolyOne Corporation
+1 440-930-3302

Media Contact:
Amanda Marko
Director, Corporate Communications
PolyOne Corporation
+1 440-930-3162
amanda.marko@polyone.com

Forward-looking Statements

In this press release, statements that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.  They use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance and/or sales. Factors that could cause actual results to differ materially from those implied by these forward-looking statements include, but are not limited to: disruptions, uncertainty or volatility in the credit markets that could adversely impact the availability of credit already arranged and the availability and cost of credit in the future; the continued degradation in the North American residential construction market; the financial condition of our customers, including the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; the effect on foreign operations of currency fluctuations, tariffs, and other political, economic and regulatory risks; changes in polymer consumption growth rates in the markets where PolyOne conducts business; changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online; fluctuations in raw material prices, quality and supply and in energy prices and supply; production outages or material costs associated with scheduled or unscheduled maintenance programs; unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters; an inability to achieve or delays in achieving or achievement of less than the anticipated financial benefit from initiatives related to working capital reductions, cost reductions and employee productivity goals; an inability to raise or sustain prices for products or services; an inability to maintain appropriate relations with unions and employees; and other factors affecting our business beyond our control, including, without limitation, changes in the general economy, changes in interest rates and changes in the rate of inflation. The above list of factors is not exhaustive.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to consult any further disclosures we make on related subjects in our reports on Form 10-Q, 8-K and 10-K that we provide to the Securities and Exchange Commission.

# # #

Attachment 1
Supplemental Information

Summary of Consolidated Operating Results (Unaudited)
First Quarter 2009
 (In millions, except per share data)

Operating results:	Three Months Ended March 31,
	2009	2008

Sales	$463.4	$713.7

Operating (loss) income	(2.7)	20.1

Net (loss) income	(9.3)	6.5

Earnings per common share:
Basic and diluted (loss) earnings per share	$(0.10)	$0.07

Total basic and diluted per share impact of special items (1)	$(0.11)	$(0.01)

Special items (1):	Three Months Ended March 31,
	2009	2008
Cost of sales
Employee separation and plant phaseout costs (a) (b)	$(9.8)	$–
Environmental remediation costs (c)	(1.5)	(1.6)
Impact on cost of sales	(11.3)	(1.6)

Selling and administrative
Employee separation and plant phaseout costs (a)	(0.3)	–
Impact on selling and administrative	(0.3)	–

Adjustment to impairment of goodwill (d)	(5.0)	–

Impact on operating (loss) income and (loss) income before income taxes	(16.6)	(1.6)

Income tax benefit on special items	6.1	0.6
Impact of special items on net (loss) income	$(10.5)	$(1.0)
Basic and diluted impact per common share	$(0.11)	$(0.01)

Weighted average diluted shares used to compute earnings per share:	92.2	93.3

a.	Severance, employee outplacement, external outplacement consulting, lease termination, facility closing costs resulting from restructuring initiatives.
b.	Includes non-cash charges for accelerated depreciation of $5.4 million in the first quarter of 2009.
c.	Environmental remediation costs for facilities either no longer owned or closed in prior years.
d.
Non-cash adjustment to December 31, 2008 goodwill impairment related to our Geon Compounds and Specialty Coatings reporting units within the Performance Products and Solutions segment, as a result of the completion of step two analysis.

(1)
Special items is a non-GAAP financial measure. Special items include charges related to specific strategic initiatives or financial restructurings such as: consolidation of operations; employee separation costs resulting from personnel reduction programs, plant phaseout costs, executive separation agreements; asset impairments; environmental remediation costs, fines or penalties for facilities no longer owned or closed in prior years; gains and losses on the divestiture of operating businesses, joint ventures and equity investments; gains and losses on facility or property sales or disposals; adverse results of litigation, fines or penalties, where such litigation (or action relating to the fines or penalties) arose prior to the commencement of the performance period; and the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results or the effect of adverse determinations by regulatory agencies relating to accounting principles or treatment.

Attachment 2

PolyOne Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	Three Months Ended March 31,
	2009	2008
Sales	$463.4	$713.7

Cost of sales	404.2	628.8
Gross margin	59.2	84.9
Selling and administrative	70.2	72.9
Adjustment to impairment of goodwill	5.0	–
Income from equity affiliates	13.3	8.1
Operating (loss) income	(2.7)	20.1
Interest expense, net	(8.8)	(8.4)
Other expense, net	(6.6)	(2.0)
(Loss) income before income taxes	(18.1)	9.7
Income tax benefit (expense)	8.8	(3.2)
Net (loss) income	$(9.3)	$6.5

Basic and diluted (loss) earnings per common share	$(0.10)	$0.07

Weighted average shares used to compute earnings per share:
Basic	92.2	92.9
Diluted	92.2	93.3

Dividends declared per share of common stock	$–	$–

Equity affiliates earnings recorded by PolyOne:
SunBelt	$12.8	$7.2
Other equity affiliates	0.5	0.9
Income from equity affiliates	$13.3	$8.1

Attachment 3

PolyOne Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)

	(Unaudited)
	March 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$122.5	$44.3
Accounts receivable, net	253.2	262.1
Inventories	158.3	197.8
Deferred income tax assets	0.2	1.0
Other current assets	15.9	19.9
Total current assets	550.1	525.1
Property, net	409.9	432.0
Investment in equity affiliates and nonconsolidated subsidiary	32.3	20.5
Goodwill	159.0	163.9
Other intangible assets, net	68.2	69.1
Deferred income tax assets	2.3	0.5
Other non-current assets	64.6	66.6
Total assets	$1,286.4	$1,277.7

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$39.6	$19.8
Short-term debt	21.2	6.2
Accounts payable	182.3	160.0
Accrued expenses	101.8	118.2
Total current liabilities	344.9	304.2
Long-term debt	388.8	408.3
Post-retirement benefits other than pensions	81.0	80.9
Pension benefits	207.2	225.0
Other non-current liabilities	83.0	83.4
Shareholders’ equity	181.5	175.9
Total liabilities and shareholders’ equity	$1,286.4	$1,277.7

Attachment 4

PolyOne Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Three Months Ended
	March 31,
	2009	2008
Operating Activities
Net (loss) income	$(9.3)	$6.5
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	20.0	15.8
Deferred income tax benefit	(0.6)	(0.6)
Provision for doubtful accounts	1.0	2.1
Stock compensation expense	0.6	0.8
Adjustment to impairment of goodwill	5.0	–
Asset write-downs and impairment charges	1.2	–
Companies carried at equity:
Income from equity affiliates	(13.3)	(8.1)
Dividends and distributions received	1.4	0.9
Change in assets and liabilities, net of acquisition:
Decrease (increase) in accounts receivable	16.0	(51.7)
Decrease (increase) in inventories	35.8	(28.5)
Increase in accounts payable	25.7	45.6
Increase (decrease) in sale of accounts receivable	(14.2)	86.6
Increase (decrease) in accrued expenses and other	1.1	(12.3)
Net cash provided by operating activities	70.4	57.1

Investing Activities
Capital expenditures	(6.7)	(8.4)
Business acquisitions, net of cash received	–	(150.0)
Net cash used by investing activities	(6.7)	(158.4)

Financing Activities
Change in short-term debt	15.2	81.9
Repayment of long-term debt	–	(0.7)
Net cash provided by financing activities	15.2	81.2

Effect of exchange rate changes on cash	(0.7)	(0.1)
Increase (decrease) in cash and cash equivalents	78.2	(20.2)
Cash and cash equivalents at beginning of period	44.3	79.4
Cash and cash equivalents at end of period	$122.5	$59.2

Attachment 5

Business Segment and Platform Operations (Unaudited)
(In millions)

Operating income at the segment level does not include: special items as defined on attachment 1; corporate general and administration costs that are not allocated to segments; intersegment sales and profit eliminations; share-based compensation costs; and certain other items that are not included in the measure of segment profit and loss that is reported to and reviewed by the chief operating decision maker. These costs are included in Corporate and eliminations.

	1Q2009	1Q2008

Sales:
International Color and Engineered Materials	$94.1	$165.2
Specialty Engineered Materials	51.4	64.5
Specialty Color, Additives and Inks	44.8	58.4
Specialty Platform	190.3	288.1
Performance Products and Solutions	158.8	259.3
PolyOne Distribution	136.9	201.1
Corporate and eliminations	(22.6)	(34.8)
Sales	$463.4	$713.7

Gross margin:
International Color and Engineered Materials	$17.1	$28.8
Specialty Engineered Materials	9.0	10.8
Specialty Color, Additives and Inks	8.9	11.2
Specialty Platform	35.0	50.8
Performance Products and Solutions	21.1	21.0
PolyOne Distribution	13.8	17.2
Corporate and eliminations	(10.7)	(4.1)
Gross margin	$59.2	$84.9

Operating (loss) income:
International Color and Engineered Materials	$(0.4)	$7.8
Specialty Engineered Materials	0.4	2.9
Specialty Color, Additives and Inks	0.5	2.8
Specialty Platform	0.5	13.5
Performance Products and Solutions	8.7	8.3
PolyOne Distribution	4.9	5.5
Resin and Intermediates	11.7	5.9
Corporate and eliminations (1)	(28.5)	(13.1)
Operating (loss) income	$(2.7)	$20.1

Specialty Platform consists of our three specialty businesses: International Color and Engineered Materials; Specialty Engineered Materials; and Specialty Color, Additives and Inks.

(1)
Operating loss from Corporate and eliminations was $15.4 million higher in the first quarter of 2009 as compared to the first quarter of 2008 due mainly to $10.1 million of restructuring charges and a $5.0 million adjustment in the first quarter of 2009 to our estimated year-end goodwill impairment charges of $170.0 million.

Attachment 6

Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions, except per share data)

Senior management uses gross margin before special items and operating income before special items to assess performance and allocate resources because senior management believes that these measures are useful in understanding current profitability levels and that current levels may serve as a base for future performance. In addition, operating income before the effect of special items is a component of various PolyOne annual and long-term employee incentive plans and is used in debt covenant computations.  Senior management uses free cash flow to assess our ability to service our debt. Below is a reconciliation of non-GAAP financial measures to the most directly comparable measures calculated and presented in accordance with GAAP. See attachment 1 for a definition of special items.

Reconciliation to Consolidated Statements of Operations	Three Months Ended March 31,
	2009	2008
Sales	$463.4	$713.7

Gross margin before special items	$70.5	$86.5
Special items in gross margin	(11.3)	(1.6)
Gross margin	$59.2	$84.9

Gross margin before special items as a percent of sales	15.2%	12.1%

Operating income before special items	$13.9	$21.7
Special items in operating income	(16.6)	(1.6)
Operating (loss) income	$(2.7)	$20.1

Senior management uses comparisons of net (loss) income and basic and diluted (loss) earnings per share (EPS) before special items, tax gain and tax valuation allowance to assess performance and facilitate comparability of results with prior periods. Below is a reconciliation of these non-GAAP financial measures to their most directly comparable measure calculated and presented in accordance with GAAP.

Reconciliation to Consolidated Statements of Operations	Three Months Ended March 31, 2009		Three Months Ended March 31, 2008
	$	EPS	$	EPS
Net (loss) income	$(9.3)	$(0.10)	$6.5	$0.07
Special items, after-tax (attachment 1)	10.5	0.11	1.0	0.01
Tax gain (a)	(10.0)	(0.11)	–	–
Tax valuation allowance (b)	5.4	0.06	0.2	–
	$(3.4)	$(0.04)	$7.7	$0.08

(a) Tax gain associated with foreign tax audit
(b) Deferred income tax valuation allowance on deferred tax assets

Senior management uses free cash flow to assess our ability to service our debt. Below is a reconciliation of this non-GAAP financial measure to the most directly comparable measure calculated and presented in accordance with GAAP.

	Three Months Ended March 31,
Reconciliation to Consolidated Statements of Cash Flows	2009	2008
Net cash provided by operating activities	$70.4	$57.1
Net cash used by investing activities	(6.7)	(158.4)
Decrease (increase) in sale of accounts receivable	14.2	(86.6)
Free cash flow	$77.9	$(187.9)